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Exhibit a(12)

To All Employees:

We have received many questions regarding the Offer to Exchange. Below are answers to the questions most frequently asked.

1.
Can I send the signed Election Form via inter-office mail?
Yes, you may inter-office mail the signed Election Form.

2.
Who do I send the signed Election Form to?
Inter-office mail the signed Election Form to Ginny Bicking, our Stock Plan Administrator, located in the Woodland Hills office.

3.
What is the Schedule A that is mentioned in the Election Form?
Schedule A is the Eligible Option Summary sheet, which was sent to you via inter-office mail. The Eligible Option Summary sheet is a list of your option grants, which are eligible for exchange pursuant to the exchange offer.

4.
Will I receive fractional restricted stock units?
No. If the application of the exchange ratio to your option results in fractional units, the number of units you receive will be rounded down to the nearest whole number (see page 22 of the Exchange Offer). For example, if the application of the exchange ratio to your option resulted in 1.25 restricted stock units, you would receive 1 restricted stock unit.

5.
If my options were granted from the Juno or NetZero plans, can I exchange them?
Yes, all options granted under the Juno or NetZero plans are now under one of the United Online stock incentive plans that are covered under this offer. Should the exercise price equal $16.00 or above, the grant would be eligible for the exchange.

Paul Jordan
Senior Vice President, Chief Personnel Officer

This email contains answers to general questions about the tender offer that have been asked by United Online employees. The Offer to Exchange dated March 13, 2006 (the "Offer") that was previously distributed to you explains the precise terms and conditions of the tender offer. You should read the Offer carefully because it contains important information about the tender offer. In the event of any conflict between this email and the Offer, the terms and conditions of the Offer shall prevail. If you have misplaced your copy of the Offer, you can receive an additional copy free of charge from the U.S. Securities and Exchange Commission's website at www.sec.gov. In addition, you may request a free copy of the Offer, and any documents related to the Offer from Ginny Bicking at (818) 287-3477 or ExchangeOffer@corp.untd.com.

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  Exhibit a(12)